UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 1, 2012

Tessera Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50460	16-1620029
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3025 Orchard Parkway

San Jose, California 95134

(Address of Principal Executive Offices, Zip Code)

(408) 321-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 1, 2012, Tessera Technologies, Inc. (the “Company”), DigitalOptics Corporation, a wholly owned subsidiary of the Company (“DOC”), and Flextronics International Ltd. (“Flextronics”) entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which DOC will acquire from Flextronics all the outstanding equity interests in Vista Point Electronic Technologies (Zhuhai) Co. Ltd., a company organized under the laws of the People’s Republic of China (the “Zhuhai Entity”). Prior to the closing of the sale of the equity interests to DOC (the “Initial Closing”), Flextronics has agreed to transfer certain assets (the “Zhuhai Business Assets”) related to Flextronics’ camera module business to the Zhuhai Entity. In the Initial Closing, Flextronics will transfer to DOC certain patents, trademarks and other intellectual property rights related to the camera module business.

At a second closing (the “Second Closing”), which shall occur by March 31, 2013, Flextronics will transfer to the Zhuhai Entity certain additional assets (the “Other Business Assets”) related to Flextronics’ camera module business. In consideration for the transaction, DOC has agreed to pay approximately $23 million in cash, plus the value of the Zhuhai Entity’s inventory as of the Initial Closing, and subject to certain other adjustments (the “Purchase Price”). DOC has also agreed to reimburse Flextronics for certain taxes, costs and expenses in connection with the transaction. At the Initial Closing, DOC will deposit $500,000 from the Purchase Price into an escrow account as security for indemnification obligations of Flextronics under the Purchase Agreement. DOC will also deposit the portion of the Purchase Price attributable to the Other Business Assets into an escrow account until such assets are delivered at the Second Closing.

Effective upon the Initial Closing, Flextronics and the Company will enter into an intellectual property assignment and license agreement, pursuant to which Flextronics (i) will grant DOC a non-exclusive license to its intellectual property that is not being transferred to DOC and is used in the camera module business and (ii) DOC will grant back to Flextronics a non-exclusive license to the intellectual property that is being transferred to DOC.

The Initial Closing will occur upon, and be subject to, the satisfaction of a number of conditions, including the approval by applicable governmental authorities in the People’s Republic of China. The Second Closing will occur upon delivery to the Zhuhai Entity of all of the Other Business Assets.

Flextronics will provide certain transition services to DOC and the Zhuhai Entity for up to three years following the Initial Closing, including services relating to supply chain, manufacturing and material requirements planning, information technology, finance, and human resources. In addition, the Zhuhai Entity will lease from Flextronics approximately 135,000 square feet of space at Flextronics’ campus in Zhuhai, China.

The Company will guarantee DOC’s payment and other obligations under the Purchase Agreement. Either party will have the right to terminate the Purchase Agreement if the Initial Closing has not occurred by September 15, 2012.

The description contained in this Item 1.01 of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Form 8-K, and is incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

On March 2, 2012, the Company issued a press release regarding the Purchase Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

On March 2, 2012, the Company issued a press release regarding (i) its approval of a policy of paying a quarterly cash dividend of $0.10 per share of common stock, commencing with a dividend payable on June 14, 2012 to stockholders of record at the close of business on May 24, 2012 and (ii) its financial guidance for the first quarter ending March 31, 2012. A copy of the press release is furnished as Exhibit 99.2 to this Form 8-K and is incorporated by reference herein.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibits 99.1 and 99.2 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Stock and Asset Purchase Agreement, dated March 1, 2012, by and among, Tessera Technologies, Inc., DigitalOptics Corporation and Flextronics International Ltd.*

99.1	Press Release dated March 2, 2012.

99.2	Press Release dated March 2, 2012.

*	The exhibits and schedules to the Purchase Agreement have been omitted in reliance on Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”), and a copy thereof will be furnished supplementally to the Commission upon its request. You are cautioned that the representations and warranties set forth in the Purchase Agreement are qualified by those schedules, and should not be relied upon as accurate or complete without reference to those schedules.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2012

TESSERA TECHNOLOGIES, INC.

By:	/s/ Michael Anthofer
Name:	Michael Anthofer
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock and Asset Purchase Agreement, dated March 1, 2012, by and among, Tessera Technologies, Inc., DigitalOptics Corporation and Flextronics International Ltd.*

99.1	Press Release dated March 2, 2012.

99.2	Press Release dated March 2, 2012.

*	The exhibits and schedules to the Purchase Agreement have been omitted in reliance on Item 601(b)(2) of Regulation S-K promulgated by the Commission, and a copy thereof will be furnished supplementally to the Commission upon its request. You are cautioned that the representations and warranties set forth in the Purchase Agreement are qualified by those schedules, and should not be relied upon as accurate or complete without reference to those schedules.